AMERIANA BANCORP REPORTS SECOND QUARTER 2013 NET INCOME
OF $531,000 OR $0.18 PER SHARE

NEW CASTLE, Ind. (July 26, 2013) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the second quarter of 2013 of $531,000, or $0.18 per basic and diluted share, compared with $453,000, or $0.15 per basic and diluted share, for the second quarter of 2012. This marked the 16th consecutive profitable quarter for Ameriana.

For the first six months of 2013, Ameriana's net income increased to $1,145,000, or $0.38 per basic and diluted share, compared with $798,000, or $0.27 per basic and diluted share, in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, “We are pleased to report continued improvement in earnings over the prior-year periods. Commercial loan volume, while not robust, remains steady, and mortgage lending activity is increasing largely from home purchases rather than refinancing. Nevertheless, total loan balances declined $6 million during the quarter, due primarily to a $5.9 million decline in the residential mortgage loan portfolio related to sales of mortgage loans originated and normal amortization. Given the current pipeline, we expect that total loan balances will increase modestly in subsequent quarters.” Gassen also noted that the net interest margin declined five basis points from the same period in 2012, but remains fairly stable given the current interest rate environment.

“I am particularly pleased with our progress in reducing non-performing loans,” Gassen continued. “Non-performing loans decreased by approximately $2 million from June 30, 2012. We continue to reduce OREO, as well.” OREO totaled $6.1 million at June 30, 2013, compared with $8.5 million a year ago.

Ameriana recorded a provision for loan losses of $210,000 for the second quarter of 2013, which was $45,000 lower than the prior quarter and $170,000 less than the second quarter of 2012. The decrease in provision for loan losses is reflective of the declining pressure of economic conditions on credit quality, including the lower level of non-performing loans.  Non-performing loans declined for the seventh consecutive quarter to 2.07% of total loans at June 30, 2013, compared with 2.39% at December 31, 2012, and 2.78% at June 30, 2012.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2012, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest income	$4,261	$4,555	$8,552	$9,114
Interest expense	747	1,013	1,509	2,055
Net interest income	3,514	3,542	7,043	7,059
Provision for loan losses	210	380	465	635
Net interest income after provision for loan losses	3,304	3,162	6,578	6,424
Other income	1,469	1,352	2,981	2,632
Other expense	4,074	3,935	8,034	8,054
Income before income taxes	699	579	1,525	1,002
Income tax	168	126	380	204
Net income	$531	$453	$1,145	$798

Earnings per share:
Basic	$0.18	$0.15	$0.38	$0.27
Diluted	$0.18	$0.15	$0.38	$0.27

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.02	$0.02

Net interest margin (fully tax-equivalent basis)	3.63%	3.69%	3.68%	3.73%

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	June 30, 2013	Dec. 31, 2012	June 30, 2012
Total assets	$445,281	$445,763	$449,928
Cash and cash equivalents	30,113	20,853	37,711
Interest-bearing time deposits	3,718	5,704	--
Investment securities held to maturity	2,348	2,349	--
Investment securities available for sale	31,618	39,296	43,504
Loans receivable	317,512	317,444	307,807
Allowance for loan losses	3,954	4,239	4,103
Loans, net	313,558	313,205	303,704

Allowance for loan losses as a percentage of loans receivable	1.25%	1.34%	1.33%
Non-performing loans	$6,579	$7,604	$8,590
Allowance for loan losses as a percentage of non-performing loans	60.1%	55.7%	47.8%

Deposits:
Non-interest-bearing	$56,609	$53,024	$47,715
Interest-bearing	298,408	303,679	313,411
	355,017	356,703	361,126

Borrowed funds	$45,810	$45,810	$45,810
Shareholders' equity	36,940	36,546	35,501
Book value per share	12.36	12.23	11.88

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.36%	9.31%	8.96%
Tier 1 risk-based capital ratio	13.30%	13.18%	13.00%
Total risk-based capital ratio	14.56%	14.45%	14.27%